EXHIBIT 10.7

July 27, 2004

Mr. Joseph D. Sardelli, Jr.
Executive Vice President
AllianceOne Healthcare Services Division
717 Constitution Drive, Suite 202
Exton, PA. 19341

Dear Joe:

Pursuant to our recent discussions, this letter will constitute a joint marketing agreement between AllianceOne, Inc. (“Alliance”) and Integrated Financial Systems, Inc. (“IFS”), the “Parties.”

Introduction and Background: Alliance and IFS both provide patient account services to hospitals and other healthcare providers. The services provided by each company complement those offered by the other, but do not compete and neither company anticipates that their services will compete in the future. Both companies believe it will be beneficial to be introduced to prospective clients by the other company where the introducing company has a current or potential relationship.

Compensation: As compensation for introductions to potential customers and assisting as appropriate in completing a contractual business relationship with a new hospital or system, the Company that is introduced will the introducing Company   ***   of the Net Service Fee revenue actually received by the introducing Company during the life of the Operating Agreement, or five years from the effective date of the Contractual Agreement, which first occurs. Compensation payments will occur no later than 30 days following the end of the month in which the revenue was received.

Termination: Either party may terminate this Agreement with thirty days written notice to the other party for any reason, provided, however, the introducing Company will continue to receive Compensation as provided above.

Very truly yours,	AllianceOne, Inc.

/s/ JOHN C. HERBERS	By:	/s/ JOSEPH D. SARDELLI, JR.

John C. Herbers	Title:	Executive Vice President
Chief Executive Officer
	Date:	July 27, 2004

***	Text has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested under Rule 406 of the Securities Act of 1933.